EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the ZOLL Medical Corporation Employee Savings Plan of our reports dated December 13, 2005, with respect to the consolidated financial statements and schedule of ZOLL Medical Corporation, ZOLL Medical Corporation management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of ZOLL Medical Corporation included in its Annual Report (Form 10-K) for the year ended October 2, 2005, filed with the Securities and Exchange Commission.

/s/    ERNST & YOUNG LLP

September 8, 2006

Boston, Massachusetts